EXHIBIT 10.19


                           DATA AND SERVICE AGREEMENT


DATED THIS 26th DAY OF MAY, 1999

BETWEEN:

               LAS VEGAS SPORTS CONSULTANTS, INC. (dba DBC Sports), A SUBSIDIARY OF DATA BROADCASTING CORPORATION, 3955 Point Eden Way, Hayward, California 94545 with an address in Las Vegas, Nevada at 675 Grier Drive, Suite 201.
               ("DBC Sports")

AND:

               SPORTSPRIZE ENTERTAINMENT INC., a Nevada Corporation with a place of business and address at 225 S. Sepulveda Boulevard, Suite 360, Manhattan Beach, CA 90266
               ("Sportsprize")

WHEREAS:

A. Sportsprize is a sports entertainment community and information Site on the Internet. Members earn discounts and prizes by correctly selecting trivia formatted sports results.

B. DBC Sports provides a sports statistical data base and media information; distributing headline news, scores, statistics and game information.

C. Sportsprize wishes to purchase the information and services provided by DBC Sports.

THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1.   GENERAL

A.   Sportsprize's authorized representative is Jeffrey D. Paquin, President.

B. DBC Sports' authorized representative is Karol Lucan, who has full authority to act as agent of DBC Sports in all matters pertaining to this Agreement.

2.   SERVICES AND INFORMATION PROVIDED

A. General: the majority of the information requested by Sportsprize (as set out in this Agreement) for the Sportsprize Game is readily available through DBC Sports' existing statistical content. If DBC Sports does not have the data needed, its research team will use reasonable efforts to develop the necessary relationships to gather it, i.e. which may include but is not limited to such statistical information as how many putts




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     a golfer may have after one round,  or pit stop times for NASCAR,  etc. DBC
     Sports shall also provide:

B.   All MLB player and team information reasonably requested by Sportsprize.

C. All NFL (and also college) player and team information reasonably requested by Sportsprize, which may include, but is not limited to categories such as:

           i.   Players:
                Most receptions
                Most pass attempts
                Longest field goal made
                Shortest field goal made

          ii.   Teams:
                Longest TD score
                Shortest TD score
                Most points in the 1st or 3rd quarter

D. All NBA (and also college) player and team information reasonably requested by Sportsprize. Some results will be available the day after the event.

E.   All NHL player and team information reasonably requested by Sportsprize.

3.   ADDITIONAL DATA

The following sports require additional research to be provided by DBC Sports staff or assistance directly from the individual sports headquarters:

A. Tennis. DBC Sports now has "most money won during tournament" and it is available the day after any tournament. However, all other propositions, as set out in this Agreement are not readily available through DBC Sports' systems. DBC Sports' staff will use reasonable efforts to develop the necessary relationships with the individual sports leagues to receive this information.

B. Golf. DBC Sports has "most money won during tournament" and it is available the day after any tournament. "Most birdies," "most bogies" and "least strokes" would require additional research through the Internet or by contacting sports headquarters. DBC Sports dos not currently have access for obtaining "least putts," "longest drive" or "best fairway accuracy." DBC Sports' staff will use reasonable efforts to develop the necessary relationships to receive this information, as well as the following:
          i. Lowest round
          ii. Highest round
          iii. Best score on a particular day

C.   Auto racing.  DBC Sports shall use reasonable efforts to obtain through the
     Internet  or  directly  from  sports   headquarters  all  of  Sportsprizes'
     requests.

D. Soccer: as a Tier II event, DBC Sports has not researched this area. DBC Sports will use reasonable efforts to obtain the necessary content upon implementation of this area.




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4.   EXPANSION OF SPORTING INFORMATION

A. The above information in paragraph 3 and additional propositions are based on limited review. DBC Sports shall use reasonable efforts to continually work with Sportsprize to offer new propositions and increase the variety for each of the sports around the world.

5.   SPORTS CONTENT FOR THE WEBSITE

A. DBC Sports shall provide Sportsprize with the necessary real time statistics, such as standings, category leaders, boxscores, news, results, injuries, transactions, schedules, game summaries and previews for all the major U.S. sports which includes: pro football, college football, pro basketball, college basketball, pro baseball, pro hockey, golf and NASCAR.

B. DBC Sports has some limitations for tennis, golf and auto racing at this time. DBC Sports' staff will use reasonable efforts to develop the necessary relationships to receive this information in a timely fashion.

WEEKLY SCHEDULES AND GAME EVENT SELECTIONS

A. DBC Sports shall provide a minimum of 100 proposition events with four players or teams per event each week. This amount will vary depending on the current event schedules, season, etc. and can increase significantly.

B. Events to be furnished to Sportsprize by DBC Sports each Tuesday for events starting Wednesday. Event week will be Wednesday through Tuesday.

C. Events will be forwarded by DBC Sports to Sportsprize via a mutually acceptable file format and method.

D. DBC Sports shall insure that each sports category will initially maintain 10 propositions. Depending on the public demand as obtained by Sportsprize, certain sports may eventually be combined or additional events added as the customer base dictates. In addition, DBC Sports shall make recommendations regarding various proposition additions and deletions based on its experience with the events.

E. Results of propositions shall be furnished by DBC Sports as soon as possible after the events are over. This data shall be forwarded via a mutually acceptable format to Sportsprize. Certain event results may be delayed due to compilation of the information and appropriate formatting and possible delays from DBC Sports' sources. DBC Sports will use reasonable efforts to provide interim results. Sportsprize may offer these results on its site with appropriate disclaimers indicating that these are "unofficial" results until final information is obtained and verified by both DBC Sports and Sportsprize.

F. DBC Sports shall notify Sportsprize of all news of which it is aware and which DBC Sports determines may affect any of the participants in any proposition. All news





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     should  be  forwarded  as soon as  received  to  Sportsprize  via  mutually acceptable transmission (telephone, fax, e-mail, etc.).

G. DBC Sports shall provide statistics, news, scores and general sports information which shall be provided for the Sportsprize web site via PLS, FTP, or through our Instant Odds software. Scores and statistics shall be real-time as available. Certain types of statistical content are available each evening after all events are over. Others, such as boxscores and recaps are generally available within one hour after the end of each event. Sportsprize shall receive the information via mutually agreed upon formats and will program accordingly to distribute on its web site.

6.   TIMING

A. DBC Sports shall be ready to provide all data by June 15, 1999 when Sportsprize anticipates launching the site for test purposes.

7.   FEES FOR SERVICES

A. Sportsprize shall pay a monthly fee to DBC Sports, in advance, during the term on the 1st day of each month without notice or demand from DBC Sports for its services. The fee schedule shall be:

                 MONTHLY FEE                           STARTING DATE
                 -----------                           -------------
                 $ 8,500                               June 1, 1999
                 $11,000                               September 1, 1999
                 $15,000                               December 1, 1999
                 $20,000                               April 1, 2000, through
                                                        remainder of agreement

B. The initial term of the agreement shall be for three years, commencing June 1, 1999. This agreement will be automatically renewed for an additional one-year term under the same conditions unless either party hereto provides written notice to the other party of its intent not to renew at least 60 days prior to the end of the initial term,

8.   SUCCESSORS AND ASSIGNS

A. Sportsprize or DBC Sports may not assign this agreement without the written consent of the other party.

B. In the event of a merger of DBC Sports into another person, a sale of the stock of DBC Sports resulting in the ownership of more than fifty percent (50%) of the outstanding stock of DBC Sports by any person other than Data Broadcasting Corporation or a sale of substantially all of the asserts of DBC Sports (each a "change in control"), DBC Sports shall use commercially reasonable efforts to assign the Agreement to the surviving entity or purchaser of the stock or assets and have such person assume this Agreement and DBC Sports' rights and liabilities hereunder. In the event, DBC Sports is unable to have this Agreement assumed as set forth in the




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     preceding sentence, DBC Sports shall be allowed to terminate this Agreement upon a change in control without penalty or liability by providing Sportsprize with six (6) months prior notice of its intention to terminate.

9.   CONFIDENTIALITY, ACCESS TO SPORTSPRIZE INFORMATION

A. Sportsprize will be providing DBC Sports and it's affiliates with copies of documents, proprietary game, marketing and promotional information. DBC Sports shall take all reasonable steps to ensure that no information or documents provided by Sportsprize (or its contractors) will be made public or will be provided to any person by any means unless authorized in writing by Sportsprize.

10.  TERMINATION

A. Sportsprize may terminate this agreement at any time upon the breach of this Agreement by DBC Sports provided however, that Sportsprize shall first give DBC Sports written notice of its intention to terminate and reasons therefore. DBC Sports shall have 30 days from receipt of said notice to cure any breach.

     In the event of a breach of this Agreement by DBC Sports, the parties hereto agree that the sum of $60,000, shall be deemed to be liquidated damages, to be delivered to Sportsprize as satisfaction of all claims of the nondefaulting party and as the exclusive remedy for such breach which sum the parties hereto agree is a reasonable sum considering all of the circumstances on the effective date of this agreement, including the relationship of such amount to the range of harm to Sportsprize that reasonably could be anticipated and the anticipation that the actual damage would be difficult or inconvenient to prove. In no event shall DBC Sports be liable for any special, incidental, consequential, or punitive damages including but not limited to loss of income or profit, whether or not foreseen which may be incurred by Sportsprize.

B. DBC Sports may terminate this Agreement at any time should Sportsprize breach this Agreement or fail to pay any amount due under this agreement within 30 days of the date which payment is due. DBC Sports will have no obligations under Paragraph 10(A) in the event of termination pursuant to this paragraph for non-payment by Sportsprize.

11.  EFFECTIVE DATE

A.   This Agreement comes into force on the date on which the Parties sign it.

12.  GOVERNING JURISDICTION

A. The laws of the State of Nevada shall govern this Agreement and any dispute arising therefrom shall be heard in the appropriate court located in Clark County, Nevada.

B. Sportsprize hereby indemnifies and holds DBC Sports harmless and undertakes to defend DBC Sports, its directors, employees and agents against any and all liabilities,





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     actions, claims, suits, losses, damages, costs and expenses (including, but not limited to, reasonable attorney fees and costs) arising out of Sportsprize's breach of any representations, warranties and obligations hereunder.

IN WITNESS of the forgoing this Agreement has been signed by the authorized signatories for Sportsprize and DBC Sports on the dates noted below.

DATED THIS 26th DAY MAY, 1999


/s/ Jeffrey Paquin
---------------------------------
JEFFREY PAQUIN, PRESIDENT
SPORTSPRIZE ENTERTAINMENT INC.


/s/ Karol Lucan
---------------------------------
KAROL LUCAN
DBC SPORTS




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